Exhibit 99.1

Immune Pharmaceuticals Provides Business and R&D Update and Announces Second Quarter 2016 Financial Results

NEW YORK, August 16, 2016/PRNewswire/- Immune Pharmaceuticals Inc. (NASDAQ:IMNP) (“Immune” or the “Company”) announced financial results for the second quarter and six months ended June 30, 2016 as well as provided pipeline highlights and a business update.

“Immune has continued to make significant R&D and operational progress, while we seek to unlock the potential value of our pipeline through institutional financing and corporate transaction opportunities,” said Dr. Daniel Teper, CEO of Immune Pharmaceuticals Inc.

Pipeline Highlights

Immuno-inflammation

•	Bertilimumab continues to accrue patients in its two phase 2a clinical trials in bullous pemphigoid (BP) and ulcerative colitis (UC). The BP trial is expanding to six US centers in addition to the two Israeli centers. The first US center was initiated in August 2016 and started to screen patients with others to follow shortly. The UC trial is expanding to Eastern Europe with site initiations to be completed in the fourth quarter of 2016. An additional phase 2a trial in Atopic Dermatitis (AD) is in final planning stages in Canada.
•	In the second quarter of 2016, new pre-clinical data was generated in AD and a new provisional patent was filed in partnership with Hadasit, the technology transfer of Hadassah hospital, for oral use of anti-eotaxin antibodies in Non-Alcoholic Steato-Hepatitis (NASH).
•	Immune also advanced process development for its new cell line for the production of bertilimumab. Immune expects to bridge to the new cell line starting in mid-2017. Immune is assessing options for development of a sub-cutaneous formulation of bertilimumab.
•	Immune advanced the development of NanoCyclo, a topical formulation of cyclosporine A for the potential treatment of AD and psoriasis. We are currently focused on the GMP manufacturing process and pre-clinical regulatory studies toward filing of an Investigational New Drug application in 2017.

Immuno-oncology

We are continuing to advance our plans to focus on our two clinical stage assets in oncology, Ceplene® and Azixa® and have made significant progress in the past quarter with both of these assets.

•	Ceplene is approved in Europe for remission maintenance and prevention of relapse in adults with Acute Myeloid Leukemia (AML), an orphan indication with poor survival prognosis, for which no effective therapy is available to patients.
•	Presented new positive biomarker driven clinical data from the European Phase IV study at the American Association of Cancer Research (AACR) Annual meeting in New Orleans in April 2016. The phase IV RE:MISSION trial was designed to assess the immuno-modulatory properties of Ceplene/IL-2, and to correlate potential biomarkers with clinical outcome. Results indicated that outcomes were strongly predicted with a specific T-cell biomarker including leukemia-free survival (LFS) (HR 0.25, P=0.001) and overall survival (OS) (HR 0.24, P=0.009).
•	Reported new data showing that Ceplene enhanced response to PD-1 and PD-L1 checkpoint inhibitors in lymphoma and solid tumor models. This data is supporting the provisional patent application filed in the first quarter of 2016 for use of Ceplene in combination with check point inhibitors.
•	Presented new data at the Conference “Regulatory Myeloid Suppressor Cells: From Basic Discovery to Therapeutic Application” held in Philadelphia, PA providing further mechanistic evidence to explain the promising efficacy of Ceplene in combination with low dose IL-2 observed clinically in the myelomonocytic M4 and M5 AML subtypes in both Phase III and the recently completed Phase IV clinical trials.

•	Immune now plans to leverage recent Ceplene/IL-2 data on predictive bio-markers and recent phase IV data results to design and reach an agreement with the FDA for a pivotal study in AML supporting a new drug application in the U.S.

•	Azixa is a novel microtubule destabilizer that has a dual mode of action, acting as a vascular disrupting agent (VDA) and a potent cytotoxin with a unique ability to penetrate the blood brain barrier and reach high concentrations in the brain.
•	Generated and reported new data demonstrating that the combination of Azixa and immune checkpoint inhibitors such as anti-CTLA-4 antibody resulted in enhanced activity compared to the activity elicited by the single agents alone.
•	Filed a provisional patent application with the USPTO relating to the combination of Azixa and immune checkpoint inhibitors such as an anti-CTLA-4 antibody and anti-PD1 monoclonal antibodies in the treatment of cancer.

Business Update

On July 18, 2016, the Company signed an amendment to the May 15, 2016 Option Agreement with Novel Pain Therapeutics, LLC (NPT), a syndicate of experienced healthcare investors. Immune agreed to designate a subsidiary that will hold all of the Intellectual Property for Immune’s pain assets (Amiket®, Amiket Nano™ and LidoPain®). Under the terms of the Amended Option Agreement, the parties have agreed to a pre-money valuation of $15 million for Immune’s equity stake in the pain subsidiary with a target closing date of September 15, 2016 for the first tranche of dedicated financing by NPT and other investors. In addition, subject to the exercise of the Option Agreement and the execution of the definitive License Agreement, as well as the ultimate development, sale and/or licensing of the products, Immune will be eligible to receive up to $145 million in milestone payments as well as sublicensing fees and royalties.

Second Quarter and Six Months Ended June 30, 2016 Financial Discussion

Immune reported a loss attributable to common stockholders of $5.7 million, or $0.13 per share, for the quarter ended June 30, 2016, compared to a loss attributable to common stockholders of $2.9 million, or $0.12 per share, for the quarter ended June 30, 2015. For the six months ended June 30, 2016, Immune reported a loss attributable to common stockholders of $11.7 million, or $0.30 per share, compared to a loss attributable to common stockholders of $8.2 million, or $0.34 per share, for the six months ended June 30, 2015.

Research and Development (“R&D”) expenses increased by $0.8 million during the quarter ended June 30, 2016 to $1.9 million compared with $1.1 million during the quarter ended June 30, 2015. For the six months ended June 30, 2016 R&D expenses increased by $1.7 million to $4.0 million from $2.3 million. The increase in R&D expenses for the quarter and six months ended June 30, 2016 was primarily driven by higher salaries, employee benefits and share-based compensation as a result of higher R&D headcount. In addition, the increase in R&D expenses was driven by higher clinical trial expenses as the Company continues to ramp up its clinical trials related to bertilimumab in both BP and UC.

General and Administrative (“G&A”) expenses decreased $0.8 million during the quarter ended June 30, 2016 to $0.9 million compared with $1.7 million during the quarter ended June 30, 2015, due to lower share based compensation expense and lower consulting and business development expenses. For the six months ended June 30, 2016 G&A expenses decreased by $0.6 million to $3.4 million from $4.0 million during the six months ended June 30, 2015 primarily due to lower share based compensation expense and lower legal fees.

Non-operating expense was $0.7 million during the three months ended June 30, 2016 compared with non-operating expense of $0.1 million during the three months ended June 30, 2015. For the six months ended June 30, 2016, non-operating expense was $1.4 million compared with $0.2 million for the six months ended June 30, 2015. Non-operating expense increased for the three and six months ended June 30, 2016 primarily relating to cash interest expense and amortization of debt issuance costs for the Company’s loan agreement and the loss on the change in fair value of derivative liability instrument.

About Immune Pharmaceuticals Inc.:

Immune Pharmaceuticals Inc. (NASDAQ: IMNP) applies a personalized approach to treating and developing novel, highly targeted antibody therapeutics to improve the lives of patients with inflammatory diseases and cancer. Immune's lead product candidate, bertilimumab, is in Phase II clinical development for moderate-to-severe ulcerative colitis as well as for bullous pemphigoid, an orphan autoimmune dermatological condition. Other indications being considered for development include atopic dermatitis, Crohn's disease, severe asthma and NASH (an inflammatory liver disease). Immune recently expanded its portfolio in immuno-dermatology with topical nano-formulated cyclosporine-A for the treatment of psoriasis and atopic dermatitis. Immune's oncology pipeline includes Ceplene/IL-2 approved in Europe and Israel for maintenance remission in AML, Azixa and crolibulin, Phase II-ready vascular disrupting agents, and novel technology platforms; bispecific antibodies and targeted nanotherapeutics, NanomAbs. Immune's additional pipeline includes AmiKet Nano, a late clinical stage drug candidate for the treatment of neuropathic pain. For more information, visit Immune's website at www.immunepharmaceuticals.com, the content of which is not a part of this press release.

Forward-Looking Statements

This news release and any oral statements made with respect to the information contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal" or the negative of those words or other comparable words to be uncertain and forward-looking. Such forward-looking statements include statements that express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on our current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include, but not limited to: the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern; the risks associated with our ability to continue to meet our obligations under our existing debt agreements; the risk that clinical trials for bertilimumab, Ceplene, Azixa, AmiKet, AmiKet Nano, LidoPain or NanoCyclo will not be successful; the risk that bertilimumab, AmiKet or compounds arising from our NanomAbs program will not receive regulatory approval or achieve significant commercial success; the risk that we will not be able to find a partner to help conduct the Phase III trials for AmiKet on attractive terms, on a timely basis or at all; the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later-stage clinical trials; the risk that we will not obtain approval to market any of our product candidates; the risks associated with dependence upon key personnel; the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; the highly competitive nature of our business; risks associated with litigation; and risks associated with our ability to protect our intellectual property; risks associated with the contemplated transaction with NPT. These factors and other material risks are more fully discussed in our periodic reports, including our reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in our filings, which are available at www.sec.gov or at www.immunepharmaceuticals.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors. We expressly disclaim any obligation to publicly update any forward looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

SOURCE Immune Pharmaceuticals Inc.

For further information: Anna Baran-Djokovic, Immune Pharmaceuticals Inc., 646-481-5058, anna.baran@immunepharma.com and John Militello, VP of Finance and Controller, 646-440-9310, john.militello@immunepharma.com.

Immune Pharmaceuticals Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

($ in thousands, except share and per share amounts)

	June 30, 2016 (Unaudited)	December 31, 2015
ASSETS
Current assets
Cash and cash equivalents	$406	$4,543
Restricted cash	43	31
Other current assets	283	258
Total current assets	732	4,832
Property and equipment, net of accumulated depreciation of $153 and $77	344	371
In-process research and development acquired	27,500	27,500
Intangible assets, net	2,958	3,111
Other assets	339	370
Total assets	$31,873	$36,184

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$3,602	$2,439
Accrued expenses	1,980	2,660
Derivative financial instruments, warrants	-	84
Obligations under capital lease, current portion	71	106
Advances from related parties	356	-
Notes and loans payable, current portion, net of debt discount	1,583	997
Total current liabilities	7,592	6,286
Notes and loans payable, net of current portion and debt discount	2,222	2,886
Obligations under capital lease, net of current portion	91	91
Series D Preferred Stock derivative liability	4,805	6,529
Deferred tax liability	10,870	10,870
Total liabilities	25,580	26,662

Series D Preferred Stock, net of discount, par value $0.0001, 12,000 shares authorized, 1,263 shares issued and 616 shares outstanding as of June 30, 2016 and 1,263 shares issued and 963 outstanding as of December 31, 2015	1,103	1,659
Commitments and contingencies

Stockholders’ Equity
Common stock, $0.0001 par value; authorized 225,000,000 shares; 54,730,318 and 32,434,942 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	5	3
Additional paid-in capital	76,959	70,846
Accumulated deficit	(71,774)	(62,986)
Total stockholders’ equity	5,190	7,863
Total liabilities and stockholders’ equity	$31,873	$36,184

Immune Pharmaceuticals Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

($ in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue:
Licensing and other revenue	$-	$-	-	-

Costs and expenses:
Research and development	1,945	1,126	3,956	2,277
General and administrative	923	1,682	3,336	3,984
Total costs and expenses	2,868	2,808	7,292	6,261
Loss from operations	(2,868)	(2,808)	(7,292)	(6,261)

Non-operating income (expense):
Interest expense	(334)	(65)	(711)	(166)
Change in fair value of derivative liability instrument	(374)	-	(692)	-
Other expense, net	1	(3)	(12)	(6)
Total non-operating expense	(707)	(68)	(1,415)	(172)
Net loss before income taxes	(3,575)	(2,876)	(8,707)	(6,433)
Income tax expense	81	-	81	—
Net loss	$(3,656)	$(2,876)	(8,788)	(6,433)
Series C Preferred dividend	-	(55)	-	(114)
Deemed dividend	(2,028)	-	(2,914)	(1,701)
Net loss attributable to common stockholders	$(5,684)	$(2,931)	(11,702)	(8,248)
Basic and diluted net loss per common share	$(0.13)	$(0.12)	(0.30)	(0.34)

Weighted average common shares outstanding – basic and diluted:	42,757,932	24,722,980	38,642,016	24,522,788